UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 25, 2013

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-4448	36-0781620
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois		60015-4625
(Address of principal executive offices)		(Zip Code)

(224) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

As previously announced, Baxter International Inc. (the “Company”) (i) entered into a share purchase agreement on December 4, 2012 to purchase all of the share capital of Indap Holding AB from Indap Sweden AB (such acquisition, the “Gambro Transaction”) and (ii) obtained a commitment letter from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC on December 3, 2012 to provide the Company with $3.1 billion to finance the Gambro Transaction.

On January 25, 2013, the Company entered into a 364-Day Credit Agreement (the “Bridge Loan Facility”) under which JPMorgan Chase Bank, N.A. is the administrative agent, Bank of America, N.A and Citibank, N.A are syndication agents, J.P. Morgan Securities LLC is lead arranger and lead bookrunner and Deutsche Bank Securities Inc., UBS AG, Stamford Branch, Credit Suisse AG and The Royal Bank of Scotland Plc are documentation agents.

The Bridge Loan Facility provides the Company with unsecured financing in an aggregate principal amount of up to $3.1 billion, the proceeds of which (should the Company choose to draw on the Bridge Loan Facility) will be used to fund the Gambro Transaction and pay related costs and expenses. Amounts outstanding under the Bridge Loan Facility will bear interest at a rate per annum based upon, at the Company’s option, an alternate base rate or LIBO rate, plus in each case, a ratings-based margin.

The commitments of the lenders under the Bridge Loan Facility are available until April 4, 2013 (which date will be extended to June 4, 2013 if the Long Stop Date (as defined in the share purchase agreement referred to above) shall have been extended to such date). The loans under the Bridge Loan Facility mature on the date which is 364 days after the date such loans have been funded. The Company may voluntarily pre-pay the loans at any time without premium or penalty. The Bridge Loan Facility requires mandatory reduction of the commitments if, on or before the funding date, the Company or its subsidiaries receive net cash proceeds from certain asset sales or debt or equity issuances. The Bridge Loan Facility requires a mandatory prepayment of the loans under the facility if, on or after the date of funding, the Company or its subsidiaries receive net cash proceeds from certain asset sales or debt or equity issuances.

The Bridge Loan Facility also contains customary events of default, upon the occurrence of which, and so long as such event of default is continuing, the outstanding amounts may be accelerated by the lenders. In the case of certain events of default related to insolvency and receivership all outstanding obligations of the Company will become immediately due and payable.

In addition, the Bridge Loan Facility contains customary representations and warranties and affirmative and negative covenants including, among others, a financial covenant ratio, covenants related to financial reporting, compliance with laws, limitations on liens and mergers and sales of substantially all of the Company’s assets.

Certain of the agents and lenders under the Bridge Loan Facility (and their affiliates) have various financing and other relationships with the Company and its affiliates in the ordinary course of business.

This summary of the Bridge Loan Facility is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 10.17 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.17	364-Day Credit Agreement dated as of January 25, 2013, among Baxter International Inc, the financial institutions named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citibank, N.A. as Syndication Agents, J.P. Morgan Securities LLC, as Lead Arranger and Lead Bookrunner and Deutsche Bank Securities Inc., UBS AG, Stamford Branch, Credit Suisse AG, and Royal Bank of Scotland Plc, as Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC.

By:	/s/ STEPHANIE A. SHINN
Stephanie A. Shinn
Corporate Vice President,
Associate General Counsel and
Corporate Secretary

Date: January 29, 2013